Exhibit 10.4

EXECUTION VERSION

________________________________________________________________________
PARENT GUARANTY
among
Nextel Holdings S.à r.l.
as Parent Guarantor
and
CHINA DEVELOPMENT BANK
as Administrative Agent under the Sinosure Credit Agreement and the Non-Sinosure Credit Agreement

Dated as of October 31, 2017
________________________________________________________________________

Table of Contents

1.	DEFINITIONS

2.	PARENT GUARANTY

3.	LIABILITY OF PARENT GUARANTOR ABSOLUTE

4.	OBLIGATIONS OF PARENT GUARANTOR INDEPENDENT

5.	WAIVERS AND ACKNOWLEDGEMENT BY PARENT GUARANTOR

6.	RIGHTS OF FINANCING PARTIES

7.	CONTINUING GUARANTY

8.	SUBORDINATION OF INDEBTEDNESS HELD BY PARENT GUARANTOR

9.	GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT

10.	REPRESENTATIONS AND WARRANTIES OF PARENT GUARANTOR

11.	COVENANTS OF PARENT GUARANTOR

12.	FATCA DEDUCTION AND GROSS-UP

13.	EXPENSES

14.	BENEFIT AND BINDING EFFECT

15.	AMENDMENTS; WAIVERS

16.	SET OFF

17.	NOTICE

18.	EFFECTIVE DATE AND REINSTATEMENT

19.	CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY

20.	NO IMMUNITY

21.	LIMITATION ON GUARANTEED OBLIGATIONS

22.	COUNTERPARTS

23.	PAYMENTS

24.	HEADINGS DESCRIPTIVE

PARENT GUARANTY
PARENT GUARANTY AGREEMENT (as amended, modified, restated and/or supplemented from time to time, this “Parent Guaranty”), dated as of October 31, 2017 and effective as of the Restatement Closing Date, made by Nextel Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and organized under the laws of the Grand Duchy of Luxembourg, with registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 214361 (the “Parent Guarantor”) in favor of China Development Bank, in its capacities as administrative agent (the “Administrative Agent”) under the Sinosure Credit Agreement and the Non-Sinosure Credit Agreement, for the benefit of the Financing Parties as defined thereunder.
W I T N E S S E T H:
WHEREAS, Nextel Telecomunicações Ltda. (the “Borrower”), the guarantors from time to time party thereto and China Development Bank as arranger, administrative agent and lender (the “Lender”) have entered into (a) that certain US$250,000,000 credit agreement dated as of April 20, 2012 (as amended, supplemented or otherwise modified from time to time, the “Sinosure Credit Agreement”), which is supported by the Sinosure Insurance and (b) that certain US$250,000,000 credit agreement dated as of April 20, 2013 (as amended, supplemented or otherwise modified from time to time, the “Non-Sinosure Credit Agreement”, together with the Sinosure Credit Agreement, the “Credit Agreements” and each a “Credit Agreement”), which is not supported by the Sinosure Insurance;
WHEREAS, the Borrower has requested that the Lender and the Administrative Agent agree to amend and restate the Credit Agreements (the “Amendments”);
WHEREAS, the Borrower is an indirect Subsidiary of the Parent Guarantor;
WHEREAS, the Lender and the Administrative Agent are willing to enter into the Amendments only if the Parent Guarantor executes and delivers this Parent Guaranty; and
WHEREAS, the Parent Guarantor will obtain benefits from the Amendments and, accordingly, desires to execute this Parent Guaranty to induce the Lender and the Administrative Agent to agree to the Amendments.
NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Parent Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Parent Guarantor hereby makes the following representations and warranties to the Financing Parties and hereby covenants and agrees with the Financing Parties as follows:

1. DEFINITIONS.

Terms defined in each Credit Agreement shall have the same meanings when used in this Parent Guaranty, unless the context otherwise requires. In addition, unless the context otherwise requires, the following terms shall have the following meanings:

“Code” means the US Internal Revenue Code of 1986.
“FATCA” means: (i) sections 1471 to 1474 of the Code or any associated regulations or other official guidance; (ii) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (i) above; or (iii) any agreement pursuant to the implementation of paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Payment” means either: (i) the increase in a payment made by the Parent Guarantor to a Financing Party under Section 12.1 (FATCA Deduction and Gross-up by Parent Guarantor) or paragraph (b) of Section 12.2 (FATCA Deduction by Financing Party); or (ii) a payment under paragraph (d) of Section 12.2 (FATCA Deduction by Financing Party).
“Guaranteed Obligations” shall have the meaning given to it in Section 2(a) (Parent Guaranty).
“Parent Distributions” shall mean:
(a)    the declaration, making or payment by the Parent Guarantor of any dividend, charge, fee, or other distribution (or interest on any unpaid dividend, charge, fee, or other distribution) (whether in cash or in kind) on or in respect of its capital stock (or any class of its capital stock);
(b)    the repayment or distribution by the Parent Guarantor of any share premium reserve; or
(c)    the redemption, repurchase, defeasance, retirement or repayment by the Parent Guarantor of any of its capital stock or resolution to do so.

“Parent Guarantor Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, condition (financial or otherwise) or properties of the Parent Guarantor and its Subsidiaries, taken as a whole, (ii) the ability of the Parent Guarantor to timely perform any of its obligations under this Parent Guaranty, (iii) the legality, validity or enforceability of any material provision of this Parent Guaranty, or (iv) any material rights and remedies of the Financing Parties under this Parent Guaranty.
“US Tax Obligor” means an obligor some or all of whose payments under the Financing Documents are from sources within the United States for US federal income tax purposes.
2. PARENT GUARANTY.

(a)The Parent Guarantor, irrevocably, absolutely and un-conditionally guarantees as a primary obligor and not merely as surety to the Financing Parties the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise pursuant to the terms of each Credit Agreement), without any demand or notice whatsoever, of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under each Credit Agreement and (y) all other payment obligations (including, without limitation, obligations which, but for the effect of any bankruptcy, insolvency, receivership or similar proceeding, would become payable), liabilities and indebtedness owing by the Borrower to the Financing Parties under each Financing Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest thereon

(including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in each Credit Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with each such Financing Document and the due performance and compliance by the Borrower with all of its payment obligations in all such Financing Documents (all such obligations under this clause (a) being herein collectively called the “Guaranteed Obligations”);

The Parent Guarantor understands, agrees and confirms that the Financing Parties may, in accordance with Section 9, enforce this Parent Guaranty up to the full amount of the Guaranteed Obligations against the Parent Guarantor without proceeding against the Borrower or against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. This Parent Guaranty is a guaranty of prompt payment and performance and not of collection.
(b)Additionally, the Parent Guarantor, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 7.1(e) (Insolvency), Section 7.1(g) (Voluntary Insolvency Proceedings) and Section 7.1(h) (Involuntary Insolvency Proceedings (Borrower)) of each Credit Agreement, and unconditionally, absolutely and irrevocably, promises to pay such Guaranteed Obligations to the Financing Parties upon such occurrence.

3. LIABILITY OF PARENT GUARANTOR ABSOLUTE.

The liability of the Parent Guarantor hereunder is primary, absolute, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by the Parent Guarantor or by any other party, and the liability of the Parent Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation:
(a)any direction as to application of payment by the Borrower or any other party,

(b)any other guaranty, undertaking or liability of any other party as to the Guaranteed Obligations,

(c)any pay-ment on or in reduction of any such other guaranty or undertaking,

(d)any dissolution, termination or insolvency of, any assignment by, or any increase, decrease or change in personnel by, the Borrower,

(e)the failure of the Parent Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Parent Guaranty,

(f)any payment made to any Financing Party on the indebtedness which any Financing Party repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, mora-torium or other debtor relief proceeding, and the Parent Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding,

(g)any action or inaction by the Financing Parties as contemplated in Section 6 hereof,

(h)any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor,

(i)at any time or from time to time, without notice to the Parent Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, waived or renewed, or any of the Guaranteed Obligations shall be subordinated in right of payment to any other liability of the Borrower,

(j)any of the Guaranteed Obligations shall be accelerated or otherwise become due prior to their stated maturity, or any of the Guaranteed Obligations shall be amended, supplemented, restated or otherwise modified in any respect, or any right under the Credit Agreements or any agreement or instrument referred to therein or otherwise in connection with the Guaranteed Obligations shall be waived, or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with,

(k)any Lien constituting security for any of the Guaranteed Obligations shall be granted to or in favor of the Administrative Agent, or any such Lien shall fail to be effectively granted to the Administrative Agent or shall fail to be perfected,

(l)either Credit Agreement or any agreement or instrument referred to in either Credit Agreement shall be rejected (including pursuant to Section 365 of the United States Bankruptcy Code, as amended) by administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for the Borrower or for all or substantially all its assets in any insolvency proceeding,

(m)the occurrence of any Default or Event of Default under either Credit Agreement or the occurrence of any similar event (howsoever described) under any agreement or instrument referred to in the Credit Agreements,

(n)any consolidation or amalgamation of the Borrower with, any merger of the Borrower with or into, or any transfer by the Borrower of all or substantially all its assets to, another Person, any change in the legal or beneficial ownership of ownership interests issued by the Borrower, or any other change whatsoever in the objects, capital structure, constitution or business of the Company,

(o)any delay, failure or inability of the Borrower or any other guarantor or obligor in respect of any of the Guaranteed Obligations to perform, willful or otherwise, any provision of the Agreement or any agreement or instrument referred to therein or otherwise in connection with the Guaranteed Obligations,

(p)the failure or breach of any representation or warranty (whether written or oral) made by the Borrower or any other Person in the Credit Agreements or any agreement or instrument referred to therein or otherwise in connection with the Guaranteed Obligations; or any event or circumstance constituting fraud in the inducement or any other similar event or circumstance, or

(q)any lack or limitation of status or of power, incapacity or disability of the Borrower or any other guarantor or obligor in respect of any of the Guaranteed Obligations.

4. OBLIGATIONS OF PARENT GUARANTOR INDEPENDENT.

The obligations of the Parent Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against the Parent Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other guarantor or the Borrower be joined in any such action or actions. The Parent Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Parent Guarantor.
5. WAIVERS AND ACKNOWLEDGEMENT BY PARENT GUARANTOR.

(a)The Parent Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Parent Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of pay-ment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Financing Party against, and any other notice to, any party liable thereon (including the Parent Guarantor, any other guarantor or the Borrower) and the Parent Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Financing Party upon this Parent Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Parent Guaranty.

(b)The Parent Guarantor waives any right to require the Administrative Agent or any other Financing Party to: (i) proceed against the Borrower, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the Borrower or any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Financing Parties’ power whatsoever. The Parent Guarantor waives any defense based on or arising out of any defense of the Borrower, any other guarantor of the Guaranteed Obligations or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations. The Financing Parties may, at their election, foreclose on any collateral serving as security held by the Administrative Agent, the Security Agent or the other Financing Parties by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reason-able (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Financing Parties may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Parent Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. The Parent Guarantor waives any defense arising out of any such election by the Financing Parties, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of the Parent Guarantor against the Borrower, any other guarantor of the Guaranteed Obligations or any other party or any security.

(c)The Parent Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Parent Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Borrower on an ongoing basis information relating thereto and the Borrower’s ability to pay and perform the Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Parent Guaranty is in effect. The Parent Guarantor acknowledges and agrees that (x) the Financing Parties shall have no obligation to investigate the financial condition or affairs of the Borrower for the benefit of the Parent Guarantor nor to advise the Parent Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Borrower that might become known to any Financing Party at any time, whether or not such Financing Party knows or believes or has reason to know or believe that any such fact or change is unknown to the Parent Guarantor, or might (or does) increase the risk of the Parent Guarantor as guarantor hereunder, or might (or would) affect the willingness of the Parent Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (y) the Financing Parties shall have no duty to advise the Parent Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

(d)The Parent Guarantor hereby acknowledges and agrees that no Financing Party nor any other Person shall be under any obligation (a) to marshal any assets in favor of the Parent Guarantor or in payment of any or all of the liabilities of the Borrower under the Financing Documents or the obligation of the Parent Guarantor hereunder or (b) to pursue any other remedy that the Parent Guarantor may or may not be able to pursue itself any right to which the Parent Guarantor hereby waives.

(e)The Parent Guarantor warrants and agrees that each of the waivers set forth in Section 4 and in this Section 5 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

6. RIGHTS OF FINANCING PARTIES.

Subject to Section 5, the Parent Guarantor acknowledges that any Financing Party may (except as shall be required by applicable statute which cannot be waived) at any time and from time to time without the consent of, or notice to, the Parent Guarantor, without incurring responsibility to the Parent Guarantor, without impairing or releasing the obligations or liabilities of the Parent Guarantor hereunder, upon or without any terms or conditions and in whole or in part:
(a)change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Parent Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b)take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)exercise or refrain from exercising any rights against the Borrower, any other guarantor of the Borrower or others or otherwise act or refrain from acting;

(d)release or substitute any one or more endorsers, other guarantors, the Borrower or other obligors;

(e)settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower other than the Financing Parties;

(f)apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Financing Parties regardless of what liabilities of the Borrower remain unpaid;

(g)consent to or waive any breach of, or any act, omission or default under, any of the Financing Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Financing Documents or any of such other instruments or agreements;

(h)act or fail to act in any manner which may deprive the Parent Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Parent Guaranty at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations; and/or

(i)take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent Guarantor from its liabilities under this Parent Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of the Parent Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against the Parent Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Financing Documents or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Parent Guaranty, and this Parent Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Guaranteed Obligations.
7. CONTINUING GUARANTY.

This Parent Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Financing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Financing Party would otherwise have. No notice to or demand on the Parent Guarantor in any case shall entitle the Parent Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Financing Party to any other or further action in any circumstances without notice or demand. It is not necessary for any Financing Party to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its or their be-half, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
8. SUBORDINATION OF INDEBTEDNESS HELD BY PARENT GUARANTOR.

Any indebtedness of the Borrower existing on the Restatement Closing Date or hereafter held by the Parent Guarantor is hereby subordinated to the indebtedness of the Borrower to the Financing Parties; and such indebtedness of the Borrower to the Parent Guarantor, if the Administrative Agent or the Security Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by the Parent Guarantor as trustee for the Financing Parties and be paid over to the Financing Parties on account of the indebtedness of the Borrower to the Financing Parties, but without affecting or impairing in any manner the liability of the Parent Guarantor under other provisions of this Parent Guaranty. Notwithstanding the aforementioned, the Parent Guarantor may receive scheduled payments on the indebtedness of the Borrower held by the Parent Guarantor (other than the Subordinated Restricted Intercompany Indebtedness), provided that no Default has occurred and is continuing. Prior to the transfer by the Parent Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to such Parent Guarantor, the Parent Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Parent Guarantor hereby agrees with the Financing Parties that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Parent Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash; provided, that if any amount shall be paid to the Parent Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Financing Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Financing Parties to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Financing Documents or, if the Financing Documents do not provide for the application of such amount, to be held by the Financing Parties as collateral security for any Guaranteed Obligations thereafter existing.
9. GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT.

Notwithstanding anything to the contrary contained elsewhere in this Parent Guaranty, the Financing Parties agree (by their acceptance of the benefits of this Parent Guaranty) that this Parent Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders and that no other Financing Party shall have any right individually to seek to enforce or to enforce this Parent Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Financing Parties upon the terms of this Parent Guaranty. The Financing Parties further agree that this Parent Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of the Parent Guarantor. It is understood and agreed that the agreement in this Section 9 is among and solely for the benefit of the Financing Parties and that, if the Required Lenders so agree (without requiring the consent of the Parent Guarantor), the Parent Guaranty may be directly enforced by any Financing Party.
10. REPRESENTATIONS AND WARRANTIES OF PARENT GUARANTOR.

In order to induce the Financing Parties to enter into the Amendment, the Parent Guarantor represents, warrants and covenants as of the Restatement Closing Date that:
10.1Status.

The Parent Guarantor is not a US Tax Obligor.

10.2Organization.

The Parent Guarantor is duly organized and validly existing as a société à responsabilité limitée under the laws of the Grand Duchy of Luxembourg. The Parent Guarantor is duly authorized and qualified to do business in the Grand Duchy of Luxembourg and in jurisdictions in which the conduct of its business requires it to so qualify. The Parent Guarantor has the requisite corporate power and authority to execute, deliver and perform this Parent Guaranty.
10.3Authority and Consents.

(a)The execution, delivery and performance by the Parent Guarantor of this Parent Guaranty and the transactions contemplated by it: (i) have been duly authorized by all necessary corporate action; (ii) will not breach, contravene, violate, conflict with or constitute a default under (A) any of its Charter Documents, (B) any applicable Law or (C) any contract, loan, agreement, indenture, mortgage, lease or other instrument to which it is a party or by which it or any of its properties may be bound or affected, including all Governmental Approvals except in the case of clauses (B) and (C) above, to the extent that such breach, contravention, violation or other conflict or default could not, individually or in the aggregate, reasonably be expected to result in a Parent Guarantor Material Adverse Effect; and (iii) will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Parent Guarantor.

(b)This Parent Guaranty (i) has been duly executed and delivered by the Parent Guarantor and (ii) when executed and delivered by each of the other parties hereto will be the legal, valid and binding obligation of the Parent Guarantor enforceable against the Parent Guarantor in accordance with its terms, except as enforceability thereof may be limited by insolvency, moratorium, bankruptcy or similar laws affecting the enforcement of creditors’ rights generally.

(c)All authorizations required for Parent Guarantor to execute and deliver this Parent Guaranty and to perform the transactions contemplated hereby have been obtained or effected and are in full force and effect.

10.4Governing Law and Enforcement.

(a)The choice of governing law of this Parent Guaranty will be recognized and enforced in the Parent Guarantor’s jurisdiction of organization.

(b)Any judgment obtained in relation to this Parent Guaranty in the jurisdiction of the governing law of this Parent Guaranty will be recognized and enforced in the Parent Guarantor’s jurisdiction of organization.

10.5No Filing or Stamp Taxes.

Under the Laws of the Grand Duchy of Luxembourg it is not necessary that this Parent Guaranty be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to this Parent Guaranty or the transactions contemplated by this Parent Guaranty.
10.6No Default.

No Default or Event of Default has occurred and is continuing.

10.7Ranking.

The rights and claims of the Financing Parties against the Parent Guarantor under this Parent Guaranty at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
10.8No Adverse Consequences.

(a)It is not necessary under the laws of the Parent Guarantor’s jurisdiction of organization, (i) in order to enable any Financing Party to enforce its rights under this Parent Guaranty, or (ii) by reason of the execution of this Parent Guaranty or the performance by it of any of its obligations under this Parent Guaranty, that any Financing Party should be licensed, qualified or otherwise entitled to carry on business in the Parent Guarantor’s jurisdiction of organization.

(b)No Financing Party is or will be deemed to be resident, domiciled or carrying on business in the Grand Duchy of Luxembourg by reason only of the execution, performance and/or enforcement of this Parent Guaranty.

10.9No Parent Guarantor Material Adverse Effect.

No event, condition or circumstance has occurred which has had or could reasonably be expected to have a Parent Guarantor Material Adverse Effect.
10.10Sanctions.

Neither the Parent Guarantor, nor any of its Subsidiaries, directors, officers, employees, nor to the knowledge of the Parent Guarantor any of its agents or affiliates is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive territorial-based Sanctions (at the time of this Parent Guaranty, Cuba, Iran, Syria, North Korea, the Crimea region of Ukraine, and Sudan).

11. COVENANTS OF PARENT GUARANTOR.

The Parent Guarantor covenants and agrees that, from the Restatement Closing Date until all the Guaranteed Obligations are indefeasibly paid and satisfied in full, it shall observe and perform the following covenants:
11.1Status.

The Parent Guarantor shall ensure that it will not become a US Tax Obligor.

11.2Pari Passu Ranking.

The Parent Guarantor shall ensure that all of its obligations under this Parent Guaranty rank at all times at least pari passu with all other present and future unsecured and unsubordinated Indebtedness.

11.3Intentionally Omitted.

11.4Keep-well Undertaking

The Parent Guarantor shall, directly or indirectly through any one or more of its Affiliates, make such equity contributions or injections and/or provide such Subordinated Restricted Intercompany Indebtedness to the Borrower in order to ensure that the Borrower has sufficient funds for the operating expenditure, capital expenditure and debt service cash requirements of the Borrower.
11.5Investments and Payments. During the Ceremonial Period, the Parent Guarantor shall not make Investments in or payments to any Person other than the Borrower and its creditors and payments under this Parent Guaranty, except for payments in the ordinary course of business (including taxes); provided, for the avoidance of doubt, that payments to the Borrower and its creditors and Investments in the Borrower may be made directly or indirectly so long as the Borrower (or in the case of payments to the Borrower’s creditors, the applicable creditor) is the ultimate recipient.
11.6Parent Distributions and Payments to Shareholders. During the Ceremonial Period or if an Event of Default has occurred and is continuing, the Parent Guarantor shall not make any Parent Distributions or make any other payments to its direct and indirect shareholders.

11.7Guarantees. The Parent Guarantor shall not issue any guarantees other than (a) this Parent Guaranty and (b) any guarantee in favor of American Tower do Brasil - Cessão de Infraestruturas Ltda. and American Tower Corporation (the “Permitted Guaranteed Creditors”); provided that from and after the Investment Closing Date, the Parent Guarantor may issue guarantees to any Person other than guarantees in respect of Indebtedness of the Borrower existing as of the Restatement Closing Date (other than Indebtedness to the Permitted Guaranteed Creditors) and the refinancing of such Indebtedness with the same financial institution creditors.

12. FATCA DEDUCTION AND GROSS-UP.

12.1FATCA Deduction and Gross-up by Parent Guarantor.

(a)If the Parent Guarantor is required to make a FATCA Deduction, it shall make the FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)If a FATCA Deduction is required to be made by the Parent Guarantor, the amount of the payment due from the Parent Guarantor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)The Parent Guarantor shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Administrative Agent accordingly. Similarly, a Financing Party shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Financing Party. If the Administrative Agent receives such notification from a Financing Party it shall notify the Parent Guarantor.

(d)Within thirty (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Parent Guarantor shall deliver to the Administrative Agent for the benefit of the Financing Party entitled to the payment evidence reasonably satisfactory to that Financing Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

12.2FATCA Deduction by Financing Party.

(a)Each Financing Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Financing Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Financing Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Financing Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Financing Party and the Administrative Agent.

(b)If the Administrative Agent is required to make a FATCA Deduction in respect of a payment to a Financing Party under a Financing Document which relates to a payment by the Parent Guarantor, the amount of the payment due from the Parent Guarantor shall be increased to an amount which (after the Administrative Agent has made such FATCA Deduction), leaves the Administrative Agent with an amount equal to the payment which would have been made by the Administrative Agent if no FATCA Deduction had been required.

(c)The Administrative Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Financing Party under a Financing Document which relates to a payment by the Parent Guarantor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Parent Guarantor and the relevant Financing Party.

(d)The Parent Guarantor shall (within three Business Days of demand by the Administrative Agent) pay to a Financing Party an amount equal to the loss, liability or cost which that Financing Party determines will be or has been (directly or indirectly) suffered by that Financing Party as a result of another Financing Party making a FATCA Deduction in respect of a payment due to it under a Financing Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)A Financing Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Administrative Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Parent Guarantor.

12.3Tax Credit and FATCA.

If the Parent Guarantor makes a FATCA Payment and the relevant Financing Party determines that:
(a)a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)that Financing Party has obtained, utilised and retained that Tax Credit,

the Financing Party shall pay an amount to the Parent Guarantor which that Financing Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by the Parent Guarantor.
12.4Administrative Agent’s Assistance

The Administrative Agent shall use reasonable efforts to provide the Parent Guarantor (at the Parent Guarantor’s written request) with available factual documentation as permitted by relevant laws and regulations of the People’s Republic of China or any agreements entered into by the Administrative Agent to determine if any FATCA Deduction is required in respect of a payment payable to any Financing Party under a Financing Document which relates to a payment by the Parent Guarantor.

13. EXPENSES.

The Parent Guarantor hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and each other Financing Party in connection with the enforcement of this Parent Guaranty and the protection of the Financing Parties’ rights hereunder and any amendment, waiver or consent relating hereto (including, in each case, without limitation, the reasonable and documented fees and disbursements of counsel (including in-house counsel) employed by the Administrative Agent and each other Financing Party).
14. BENEFIT AND BINDING EFFECT.

This Parent Guaranty shall be binding upon the Parent Guarantor and its successors and assigns and shall inure to the benefit of the Financing Parties and their successors and assigns.
15. AMENDMENTS; WAIVERS.

Neither this Parent Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of the Parent Guarantor and with the written consent of either (x) the Required Lenders (or, to the extent required by Section 10.12 (Amendment or Waiver) of each Credit Agreement, with the written consent of each Lender) at all times prior to the time at which all Guaranteed Obligations have been paid in full.
16. SET OFF.

In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any other Financing Party, acting upon instructions from the Required Lenders, is hereby authorized, at any time or from time to time, without notice to the Parent Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by any Financing Party to or for the credit or the account of the Parent Guarantor, against and on account of the obligations and liabilities of the Parent Guarantor to any Financing Party under this Parent Guaranty, irrespective of whether or not such Financing Party shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.
17. NOTICE.

Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, e-mail, facsimile or courier service and all such notices and communications shall, when mailed, e-mailed, faxed or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by e-mail or facsimile, except that notices and communications to the Administrative Agent or the Parent Guarantor shall not be effective until received by the Administrative Agent or the Parent Guarantor, as the case may be. All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Financing Party, as provided in each Credit Agreement and (ii) in the case of the Parent Guarantor and the Administrative Agent, at its address set forth opposite its signature page below, or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.
18. Effective Date and REINSTATEMENT.

This Guaranty and the Parent Guarantor’s obligations hereunder shall remain operative and continue in full force and effect from the Restatement Closing Date until such time as all the Guaranteed Obligations are duly performed and indefeasibly paid and satisfied in full; provided, if any claim is ever made upon any Financing Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, the Borrower), then and in such event the Parent Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent Guarantor, notwithstanding any revocation hereof or the cancellation of any Note or any other instrument evidencing any liability of the Borrower, and the Parent Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
19. CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY.

(a)THIS PARENT GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE FINANCING PARTIES AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of the courts of the State of New York sitting in the City of New York or any appellate courts of any of them, for the purposes of any action or proceeding arising out of or relating to this Parent Guaranty or the transactions contemplated hereby. The Parent Guarantor hereby further irrevocably waives any claim that any such courts lack jurisdiction over the Parent Guarantor, and agrees not to plead or claim, in any legal action or proceeding with respect to this Parent Guaranty brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Parent Guarantor.

(b)The Parent Guarantor hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on its behalf and on behalf of its Property, service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Service upon the Process Agent shall be deemed to be personal service on the Parent Guarantor and shall be legal and binding upon the Parent Guarantor for all purposes notwithstanding any failure to mail copies of such legal process to the Parent

Guarantor or any failure on the part of the Parent Guarantor to receive the same. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law or any right to bring legal action or proceedings in any other competent jurisdiction. To the extent permitted by applicable Law, the Parent Guarantor further irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Parent Guarantor at 6, rue Eugène Ruppert, L-2453 Luxembourg, such service to be effective upon the date indicated on the postal receipt returned from the Parent Guarantor.

(c)The Parent Guarantor agrees that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its Properties, and, in the event that for any reason the agent mentioned above shall not serve as agent for the Parent Guarantor to receive service of process in the State of New York on its behalf, the Parent Guarantor shall promptly appoint a successor reasonably satisfactory to the Administrative Agent so to serve, advise the Administrative Agent thereof, and deliver to the Administrative Agent evidence in writing of the successor agent's acceptance of such appointment. The foregoing provisions constitute, among other things, a special arrangement for service among the parties to this Agreement for the purposes of 28 U.S.C. § 1608. Nothing herein shall affect the right of any of the Financing Parties to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Parent Guarantor in any other jurisdiction.

(d)The Parent Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Parent Guaranty brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(e)THE PARENT GUARANTOR AND EACH FINANCING PARTY (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS PARENT GUARANTY) HEREBY IRREVOC-ABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS PARENT GUARANTY OR THE TRANSACTIONS CONTEMPLATED HERE-BY.

20. NO IMMUNITY.

To the extent that the Parent Guarantor may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Parent Guaranty or any other Financing Document, to claim for itself or its revenues, assets or Properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed to the Parent Guarantor such an immunity (whether or not claimed), the Parent Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the Law of the applicable jurisdiction.

21. LIMITATION ON GUARANTEED OBLIGATIONS.

The Parent Guarantor and each Financing Party (by its acceptance of the benefits of this Parent Guaranty) hereby confirms that it is its intention that this Parent Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law. To effectuate the foregoing intention, the Parent Guarantor and each Financing Party (by its acceptance of the benefits of this Parent Guaranty) hereby irrevocably agrees that the Guaranteed

Obligations guaranteed by the Parent Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the Parent Guarantor that are relevant under such laws, result in the Guaranteed Obligations in respect of such maximum amount not constituting a fraudulent transfer or conveyance.
22. COUNTERPARTS.

This Parent Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Parent Guarantor and the Administrative Agent.
23. PAYMENTS.

All payments made by the Parent Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Section 2.8 (Net Payments) of each Credit Agreement.
24. INSTRUMENT FOR THE PAYMENT OF MONEY.

The Parent Guarantor hereby acknowledges that this Parent Guarantee constitutes an instrument for the payment of money and consents and agrees that the Administrative Agent, at its sole option, in the event of a dispute by the Guarantor in relation to the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR § 3213.

25. HEADINGS DESCRIPTIVE.
The headings of the several sections of this Parent Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Parent Guaranty.
* * *

IN WITNESS WHEREOF, the Parent Guarantor has caused this Parent Guaranty to be executed and delivered as of the date first above written.
Nextel Holdings S.à r.l., as Parent Guarantor
Notice Address:
Address: 1875 Explorer Street, Suite 800
Reston, VA 20190
Attention: General Counsel
Telephone: +1 (703) 390 7286
Facsimile No.: (703) 390 5191
Email: shana.smith@nii.com

By:
Name:
Title:
Accepted and Agreed to:

CHINA DEVELOPMENT BANK, as Administrative Agent under each Credit Agreement
Notice Address:
Address: 14th Floor, CITIC Tower, No. 1093 Shennan Zhong Road,
Guangdong Province, Shenzhen 518031, China
Attention: Che Nan
Telephone No.: +86 (755) 2594 2783
Facsimile No.: +86 (755) 2598 7725
Email: chenan@cdb.com.cn

By:
Name:
Title: